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Exhibit 16.01     Letter dated September 15, 2000 from Daren, Matenfeld,
                  Carr, Testa and Company LLP


[Letterhead]
Daten, Martenfeld, Carr, Testa and Company LLP
Chartered Accountants
20 Eglinton Ave West
Suite 2100
Toronto, Canada M4R 1K8


September 15, 2000

i-Transaction.net, Inc.
934 The East Mall
Toronto, Ontario
M9B 6J9

We have received your letter regarding the appointment of Berkovits lago and Company LLP as the auditors of I-Transaction.net Inc.

We wish to confirm that there are no disputes or disagreements between ourselves and the company regarding the replacement of our firm as auditors of I-Transaction.net Inc.

In addition, we consent for the use of this letter in any filings with regulatory authorities.

Yours truly,
DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP

/s/ Michael Allen

Michael Allen, BBA, CA